Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Agreement to Sell Its Storage Tanks Business for $275 Million
–Transaction Advances Portfolio Simplification and Reflects Ongoing Commitment to Shareholder Value Creation
–Proceeds to be Invested in Construction Products Opportunities

DALLAS, Texas - ARCOSA, Inc. - April 26, 2022:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced it has entered into a definitive agreement to sell its storage tanks business to Black Diamond Capital Management, LLC for $275 million in cash, subject to customary transaction adjustments.

Established in 1933 and marketed under the Arcosa Tank and TATSA brands, the Company’s storage tanks business is a leading manufacturer of steel pressure tanks for the storage and transportation of propane, ammonia and other gases serving the residential, commercial, energy, and agricultural markets with operations in the U.S. and Mexico. Reported within the Company’s Engineered Structures segment, revenues were approximately $200 million in 2021. Following the transaction, the Company will continue to maintain a strategic manufacturing platform in Mexico, primarily supporting its Engineered Structures segment with the flexibility to manufacture other Arcosa products.

The transaction is expected to close in the second half of the year, subject to regulatory approvals in the U.S. and Mexico and other customary closing conditions. Further transaction details will be provided during Arcosa’s first quarter 2022 earnings conference call.

Antonio Carrillo, President and CEO of Arcosa commented, “Today’s announcement represents a significant milestone in the advancement of our long-term vision to reduce the complexity of Arcosa’s overall portfolio and focus on strategic growth in select markets where we can achieve a sustainable competitive advantage.

“At spin, we prioritized improving the margins of our storage tanks business, which was unprofitable in 2018. Our team has done a fantastic job introducing lean initiatives and reinvigorating growth in this business, creating an attractive platform for future capital investment. I am confident in their continued success under the focused ownership of Black Diamond. I want to thank our employees and customers for their significant contributions to Arcosa, and we expect Arcosa Tank’s reputation for best-in-class products to continue with this transaction.”

972.942.6500	arcosa.com

Carrillo continued, “The transaction is expected to close later this year, and we intend to invest the proceeds in our Construction Products platform as we continue to shift our business mix toward less cyclical, higher-margin growth opportunities that leverage our core strengths and drive long-term shareholder value creation.”

Evercore served as financial advisor to Arcosa, while Gibson, Dunn & Crutcher LLP and Creel, García-Cuéllar, Aiza y Enriquez, S.C. served as its legal advisors.

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

About Black Diamond

Black Diamond Capital Management (“Black Diamond”) is a leading privately held alternative asset management firm with over $9 billion in assets under management across complimentary private equity, hedge fund, mezzanine and CLO/structured strategies. Black Diamond’s private equity platform focuses on partnering with middle market companies in market leadership positions, often within sectors characterized by material tangible assets. Black Diamond’s credit business specializes in high yield credit, stressed and distressed credit, restructurings and business turnarounds, further focusing on investing in debt securities that offer structural protection and have substantial underlying assets. Founded in 1995, Black Diamond employs 40 investment professionals and has offices in Stamford CT, St Thomas USVI, and London, England.

972.942.6500	2	arcosa.com

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees’ ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate acquisitions or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2021 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

972.942.6500	3	arcosa.com